As filed with the Securities and Exchange Commission on December 30, 2002                      Registration No. 333-________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHOICEPOINT INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2309650 (I.R.S. Employee Identification No.)

1000 Alderman Drive Alpharetta, Georgia (Address of principal executive offices)	30005 (Zip Code)

CHOICEPOINT INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)

J. Michael de Janes, Esq.
1000 Alderman Drive
Alpharetta, Georgia 30005
(Name and address of agent for service)

(770) 752-6000
(Telephone number, including area code, of agent for service)

With a copy to:
Lisa A. Stater, Esq.
Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price	aggregate	Amount of
to be registered (1)	registered (3)	per share	offering price	registration fee

Deferred Compensation Obligations (2)	$20,000,000	100%	$20,000,000	$1,840

Common Stock, $.10 par value, and Share Purchase Rights (4)

TOTAL				$1,840

     (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the ChoicePoint Inc. Deferred Compensation Plan (the “Plan”).

     (2) The deferred compensation obligations to which the registration statement relate (the “Deferred Compensation Obligations”) arise under the Plan and are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Plan.

     (3) In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $20,000,000.

     (4) In addition to the Deferred Compensation Obligations, an indeterminate number of shares of Common Stock as may be issued pursuant to the Plan is being registered (as well as an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in the Plan). The Share Purchase Rights, which are attached to the shares of common stock being registered, will be issued for no additional consideration; no additional registration fee is required.

     EXPLANATORY NOTE In accordance with the Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement.

PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
First Amendment to Deferred Compensation Plan
Second Amendment to Deferred Compensation Plan
Opinion of Jones, Day, Reavis & Pogue
Consent of Deloitte & Touche LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by ChoicePoint (the “Company”) (File No. 1-13069) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(a)	The Annual Report of the Company on Form 10-K for the year ended December 31, 2001, filed on March 29, 2002;

(b)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2001;

(c)	The description of the common stock in the Company’s registration statement on Form 8-A, filed with the Commission on July 21, 1997, as amended; and

(d)	The description of the share purchase rights in the Company’s registration statement on Form 8-A, filed with the Commission on November 5, 1997, as amended on August 17, 1999, May 10, 2000 and July 30, 2002.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus or the registration statement.

Item 4. Description of Securities.

     The Deferred Compensation Obligations are unsecured general obligations of the Company and rank equally with other unsecured and unsubordinated indebtedness of the Company, payable from the Company’s general assets.

     Under the Plan, a select group of highly compensated management employees and non-employee directors will receive deferred compensation benefits through deferrals of compensation paid to the participants by the Company and contributions to the participants’ accounts by the Company. The Plan is also designed to provide for benefits that cannot be provided under the ChoicePoint Inc. 401(k) Profit Sharing Plan due to the limitations of certain sections of the Internal Revenue Code and to provide a supplemental executive retirement plan benefit to certain employees designated by the Company.

     The Plan provides eligible individuals with the opportunity in each election period to elect to defer a portion of his or her compensation. In the case of participants other than directors, the participant may defer up to 6% of his or her compensation, with additional deferrals as permitted by the plan administrator. In the case of non-employee directors, the participant may defer up to 100% of his or her compensation. The portion of the participant’s compensation that is deferred depends on the participant’s election in effect with respect to his or her elective contributions under the Plan. In addition, the Company will make certain matching contributions and may contribute an additional amount in the Company’s discretion. Separate bookkeeping accounts are maintained for each participant.

     The amounts in the each participant’s account represent an obligation of the Company to pay the participant at some time in the future. The amount that the Company is required to pay under the Plan is equal to the deferrals made by the participant and the contributions made by the Company, as adjusted for the hypothetical gains and losses attributable to the investment(s) of the participant’s investment option(s) that are credited to the participant’s account. A participant is immediately vested in his or her deferrals and the Company’s contributions, except as otherwise provided in the Plan.

     The amounts payable to participants under the Plan are distributed according to the terms of the Plan and the participant’s directions. Generally, such distributions are made upon termination of employment, death, reaching a specified age or as otherwise provided for by the plan administrator. Distributions are payable in annual installments or a single lump sum payment.

     The plan administrator may amend the Plan at any time, except that no such amendment may adversely affect a participant’s benefits as of the date of the amendment or suspend the crediting of earnings on the balance of a participant’s account prior to its distribution without the participant’s written consent.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Georgia Business Corporation Code (the “GBBC”) provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and reasonably believed that (i) in the case of conduct in his or her official capacity, such conduct was in the best interests of the corporation; (ii) in all other cases, such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe that such conduct was unlawful. A corporation may not indemnify a director in connection with (i) a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director met the relevant standard of conduct under the GBCC; or (ii) any proceeding with respect to conduct for which he or she was adjudged liable on the basis that a personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer or the corporation (i) to the same extent as a director; and (ii) if he or she is not a director, to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the board of directors or contract, except for liability arising out of conduct that constitutes (i) an appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability for unlawful distributions as set forth in Section 14-2-832 of the GBCC; or (iv) the receipt of an improper personal benefit.

     Article VI of the Company’s Articles of Incorporation provides for indemnification of the officers and directors of the Company to the fullest extent permitted by the GBBC. Such indemnification is not exclusive of any additional indemnification that the Company’s Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Articles of Incorporation provide that the Board of Directors may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors, and such insurance need to be limited to the Company’s power of indemnification under the GBCC. The Company’s Bylaws permit the Company to purchase and maintain insurance on behalf of its directors, officers, employees and agents, or to those persons who serve at the Company’s request as a director, officer, partner, trustee, employee or agent of another entity, whether or not the Company could indemnify or advance expenses to such person under Article VI of the Company’s Bylaws or the GBCC. The Company maintains insurance on behalf of its officers and directors against liability asserted against or incurred by such person in such capacity, or arising out of such person’s status as such. Article V of the Company’s Bylaws generally provides that the Company shall indemnify a director or officer except for a director or officer who is adjudged liable to the Company or is subject to injunctive relief in favor of the Company for (i) any appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability for unlawful distributions set forth in Section 14-2-832 of the GBCC; or (iv) any transaction from which he or she received an improper personal benefit. The Company’s Bylaws obligate the Company, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit or proceeding for which indemnification may be sought. The Company’s Bylaws permit, but do not require, the Company to advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the GBCC, indemnify and advance expenses to a director. Article V of the Company’s Articles of Incorporation provides that no director shall be liable to the Company or to its shareholders for monetary damages for any action taken, or any failure to take action, including without limitation, for breach of duty of care or other duty as a director, except that there shall be no elimination or limitation of liability for any conduct described in clauses (i) through (iv).

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	ChoicePoint Inc. Deferred Compensation Plan (filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 30, 2001).

*4.2	First Amendment to the ChoicePoint Inc. Deferred Compensation Plan.

*4.3	Second Amendment to the ChoicePoint Inc. Deferred Compensation Plan.

*5	Opinion of Jones, Day, Reavis & Pogue.

23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

*23.2	Consent of Deloitte & Touche LLP, independent public accountants.

24	Power of Attorney (included in the signature page of this registration statement).

*filed herewith

Note regarding change in accountants: The Company’s independent public accountants for the year ended December 31, 2001 were Arthur Andersen LLP. The Company has appointed Deloitte & Touche LLP as its independent public accountants for 2002. The financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The Company has not been able to obtain the written consent of Arthur Andersen regarding the incorporation of its report in this registration statement, and the Company has dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act or 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of December 2002.

CHOICEPOINT INC.

By:	/s/ DEREK V. SMITH Derek V. Smith Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Derek V. Smith and J. Michael de Janes, and either of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DEREK V. SMITH Derek V. Smith	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2002

/s/ DOUGLAS C. CURLING Douglas C. Curling	President, Chief Operating Officer and Director Chief Financial Officer	December 24, 2002

/s/ STEVEN W. SURBAUGH Steven W. Surbaugh	(Principal Financial and Accounting Officer)	December 24, 2002

/s/ THOMAS M. COUGHLIN Thomas M. Coughlin	Director	December 20, 2002

Signature	Title	Date

/s/ JAMES M. DENNY James M. Denny	Director	December 20, 2002

/s/ BONNIE G. HILL Bonnie G. Hill	Director	December 20, 2002

/s/ JOHN J. HAMRE John J. Hamre	Director	December 23, 2002

/s/ KENNETH G. LANGONE Kenneth G. Langone	Director	December 23, 2002

/s/ BERNARD MARCUS Bernard Marcus	Director	December 23, 2002

/s/ TERRENCE MURRAY Terrence Murray	Director	December 24, 2002

/s/ CHARLES I. STORY Charles I. Story	Director	December 19, 2002

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th of December 2002.

CHOICEPOINT INC. DEFERRED COMPENSATION PLAN

By:	/s/ JOHN KARR Name: John Karr Title: Plan Administrator

EXHIBIT INDEX

Exhibit
Number	Description

4.1	ChoicePoint Inc. Deferred Compensation Plan (filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 30, 2001).

*4.2	First Amendment to the ChoicePoint Inc. Deferred Compensation Plan.

*4.3	Second Amendment to the ChoicePoint Inc. Deferred Compensation Plan.

*5	Opinion of Jones, Day, Reavis & Pogue.

23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

*23.2	Consent of Deloitte & Touche LLP, independent public accountants.

24	Power of Attorney (included in the signature page of this registration statement).

* filed herewith